Exhibit 10-3

The Mead Corporation

1996 Stock Option Plan

Amendment

The Mead Corporation 1996 Stock Option Plan is amended effective as of April 23, 2002, to change the name of the Plan to the MeadWestvaco Corporation 1996 Stock Option Plan (the "Plan"). The following provisions of the Plan are also amended effective as of April 23, 2002.

1. Section 1 of the Plan entitled "Purpose" shall be amended to read:

"The purposes of the the MeadWestvaco Corporation 1996 Stock Option Plan (the "Plan") are (i) to provide incentives to officers, other key employees and non-employee directors of the Company, upon whose judgment, initiative and efforts the long-term growth and success of the Company is largely dependent; (ii) to assist the Company in attracting and retaining key employees and non-employee directors of proven ability; (iii) to increase the identity of interests of such key employees providing such employees and directors with options to acquire Shares of the Company."

2. Section 2 of the Plan entitled "Company" shall be amended as follows:

Subsection (h) shall read:

"'Company' means MeadWestvaco Corporation, a Delaware corporation; when used in the Plan with reference to employment, "Company" shall include any Subsidiary of the Company."

3. Section 4 entitled "Administration" shall be amended by revising the first sentence to read:

"The Plan shall be administered by the Compensation and Organization Development Committee of the Board of Directors or any subcommittee of the Compensation and Organization Development Committee."

4. A new Section 18 of the Plan entitled "Law Governing" shall be added to the Plan to read as follows:

"The Plan shall be governed by the laws of Delaware."

All other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF the undersigned has executed the above amendment.

_______________________________

John A. Luke, Jr.

President and Chief Executive Officer

APPROVALS

LAW DEPARTMENT

BY_______________